Exhibit 99 (e)
CONTACT: Delphi — Media Contacts
Claudia Baucus — 248-813-2942
Delphi Receives Court Approval of Bridge Orders Allowing
Continuation of Cash Management System and Payments to
Employees Under Current Compensation and Benefit Programs
Company Anticipates First Day Hearing Will Be Held on Tuesday, October 11
     TROY, Mich. — October 8, 2005 — Delphi Corporation (NYSE: DPH) announced today that in support of its reorganization efforts it has received interim Court approval to continue to utilize its existing cash management system, as well as approval to continue paying all salaried and hourly employees in the U.S. under Delphi’s current compensation and benefit programs. The Honorable Arthur J. Gonzalez of the U.S. Bankruptcy Court for the Southern District of New York entered “bridge” orders Saturday afternoon granting this and other relief, including the authority to continue customer programs.
     As previously announced, a permanent case assigned Bankruptcy Judge will be selected on Tuesday, October 11, 2005, and the Company anticipates that a full hearing on the “first day” motions will be conducted later that day. The Company will provide further details of the “first-day” hearing when they become known.
     On Saturday, October 8, Delphi and 38 of its domestic U.S. subsidiaries filed voluntary petitions for business reorganization under Chapter 11 of the U.S. Bankruptcy Code. Delphi’s non-U.S. subsidiaries were not included in the filing and will continue their business operations without supervision from the U.S. courts.
     “We greatly appreciate the Court’s prompt entry of these bridge orders,” Robert S. “Steve” Miller, Delphi’s chairman and CEO. “The relief granted by the Court today will help ensure that there is a seamless transition into Chapter 11 for Delphi’s U.S. operations, especially with respect to our U.S. employees who should not experience any disruption in compensation or benefits. We look forward to the hearing on Tuesday and the Court’s timely consideration of the remainder of our first-day motions.”
     Mr. Miller stressed that there should not be any immediate impact upon Delphi’s plants and facilities or Delphi’s employees. “All employees — both salaried and hourly — are expected to continue to report to work as always, and our plants should continue normal operations as we continue to meet the quality, scheduling, delivery and production needs of our customers.”
     More information on Delphi’s U.S. restructuring is available at www.delphi.com. Access to Court documents, including the bridge orders, and other general information about the Chapter 11 cases is available at www.delphidocket.com. Delphi has also set up two separate toll-free information lines: one for specific supplier inquiries, 866-688-8679 or 248-813-2601, and another for employees, customers, shareholders and other interested parties, 866-688-8740 or 248-813-2602.
     For more information about Delphi and its operating subsidiaries, visit Delphi’s Media Room at www.Delphi.com/media/.
This press release as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; and the ability of the Company to attract and retain customers. Other risk factors are listed from time to time in the Company’s SEC reports, including, but not limited to the quarterly report on Form 10-Q for the quarter ended June 30, 2005. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.
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